Contact:

Andrew M. O'Shea Chief Financial Officer (860) 298-0444	Barbara J. Cano Adam Friedman Associates LLC (212) 981-2529, Ext. 22

MOSCOW CABLECOM CORP. REPORTS FOURTH QUARTER AND
YEAR END RESULTS

Company Also Reports Results of Partial Redemption of its Preferred Stock

New York, NY- June 16, 2004 -Moscow CableCom Corp. (NASDAQ: MOCC), the parent company of ComCor-TV, a Russian company that has licenses to provide telecommunications services to 1.5 million homes and businesses in Moscow, today announced its financial results for the fiscal year ended February 29, 2004.

 The Company incurred a net loss applicable to common shares of $2,440,000, or $1.12 per share, basic and diluted, for fiscal 2004, as compared to a net loss applicable to common shares of $728,000, or $0.35 per share, basic and diluted, for fiscal 2003.  Results for fiscal 2003 included a loss from continuing operations of $2,332,000, or $1.11 per share, income from discontinued operations of $132,000, or $0.06 per share, and a gain from the sale of the operating assets of The J.M. Ney Company of $1,472,000, or $0.70 per share.

For the three months ended February 29, 2004, the Company incurred a net loss applicable to common shares of $773,000, or $0.32 per share, basic and diluted, as compared to the fiscal 2003 fourth quarter when the Company reported a net loss of $577,000, or $0.27 per share, basic and diluted.

The Company also announced that its partial redemption of its Preferred Stock had resulted in the conversion of 29,016 shares of Preferred Stock into 88,635 shares of Common Stock and the redemption of 8,761 shares of Preferred Stock for cash.  This action represents a reduction of approximately 20% of the Preferred Stock that had been outstanding at the Company's fiscal year end.

Francis E. Baker, Chairman of Moscow CableCom Corp. stated, "We were very pleased to have completed our acquisition of ComCor-TV this past February, combining the interests of all our respective shareholders under one company that is financially stronger with improved administrative efficiency.  ComCor-TV has demonstrated strong operating progress thus far, and we remain confident that future subscriber growth rates will continue to accelerate, and that, together, we will expand our market for broadband communication, information and entertainment services in Moscow."

About Moscow CableCom Corp.

Moscow CableCom, formerly known as Andersen Group Inc., is a US-based company quoted on the NASDAQ NM under the ticker "MOCC".  The Company owns 100% of ComCor-TV, a Russian company that has licenses to provide telecommunications services to 1.5 million homes and businesses in Moscow.  CCTV is using access to an 8,000 Km MFON (Moscow Fiber Optic Network) to provide broadband services including cable television and high-speed Internet access to residential and business customers, with plans to add additional services including IP-based telephony.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to CCTV's development, including CCTV's ability to attract new subscribers, its ability to continue to expand its network, and its ability to achieve positive cash flow and Moscow CableCom's ability to raise funds for the expansion of CCTV's network, and are based on management's best assessment of Moscow CableCom's and CCTV's strategic and financial position and of future market conditions and trends. These discussions involve risks and uncertainties, and the actual outcome may differ materially from these statements. Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended February 29, 2004 and other public filings made by the Company with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. Moscow CableCom Corp. disclaims any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

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- Tables Follow -

MOSCOW CABLECOM CORP.
Consolidated Balance Sheets
February 29, 2004 and February 28, 2003
(in thousands, except per share data)

	2004	2003

Assets
Current assets:
Cash and cash equivalents	$ 3,240	$ 6,279
Marketable securities	2,897	1,809
Accounts and other receivables, less allowance for doubtful accounts of $40 in 2004 and $25 in 2003	124	48
Inventories	793	-
Taxes receivable	1,396	-
Prepaid expenses and other current assets	154	242

Total current assets	8,604	8,378
Property, plant and equipment, net	13,552	3,403
Construction in progress and advances	5,209	-
Prepaid pension expense	4,754	4,591
Intangible assets and Goodwill	10,071	-
Investment in Institute for Automated Systems	7,894	-
Investment in Moscow Broadband Communication Ltd.	-	1,971
Other assets	448	702

Total assets	$ 50,532	$ 19,045

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$ 598	$ 407
Payable to affiliate	1,824	-
Accounts payable	880	288
Accrued liabilities	1,565	907
Deferred income taxes	614	132

Total current liabilities	5,481	1,734
Long-term debt, less current maturities	2,941	1,674
Other long-term obligations	625	867
Deferred income taxes	4,063	1,668

Total liabilities	13,110	5,943

Commitments and contingencies
Stockholders' equity:
Cumulative convertible preferred stock, no par value; authorized 800,000 shares; 188,006 shares issued and outstanding in 2004 and 2003; liquidation preference $18.75 per share	3,497	3,497
Common stock, $.01 par value; authorized 15,000,000 shares; issued and outstanding 8,430,335 shares in 2004 and 2,099,908 shares in 2003	84	21
Additional paid-in capital	33,350	6,653

Retained earnings	491	2,931
Total stockholders' equity	37,422	13,102

Total liabilities and stockholders' equity	$ 50,532	$ 19,045

MOSCOW CABLECOM CORP.
Consolidated Statements of Operations
Years ended February 29, 2004, February 28, 2003 and February 28, 2002
(in thousands, except per share data)

	2004	2003	2002

Revenues	$ -	$ -	$ -

Costs and expenses:
General and administrative	2,956	2,531	1,956
Loss on sale of real estate	-	-	197
Interest expense	245	256	374

	3,201	2,787	2,527
Investment income and other income	1,629	914	590

Loss from continuing operations before equity in losses of unconsolidated subsidiary, income taxes and cumulative effect-type accounting adjustment	(1,572)	(1,873)	(1,937)
Equity in losses of Moscow Broadband Communication Ltd.	(643)	(712)	(671)

Loss from continuing operations before income taxes and cumulative effect-type accounting adjustment	(2,215)	(2,585)	(2,608)
Income tax (benefit)	(57)	(535)	(955)

Net loss from continuing operations before cumulative effect-type accounting adjustment	(2,158)	(2,050)	(1,653)
Cumulative effect-type accounting adjustment - loss on derivative securities, net of income tax	-	-	(47)
Net loss from continuing operations	(2,158)	(2,050)	(1,700)
Net income from discontinued operations, net of income taxes of $80 and $1,366, respectively	-	132	2,228
Gain on sale of discontinued segment, net of income taxes of $686	-	1,472	-

Net (loss) income	(2,158)	(446)	528
Preferred dividends	(282)	(282)	(286)

(Loss) income applicable to common shareholders	$(2,440)	$ (728)	$ 242

Income (loss) per common share:
BASIC AND DILUTED:
Net income (loss) from continuing operations before cumulative effect-type accounting adjustments	$ (1.12)	$(1.11)	$ (0.93)
Cumulative effect-type accounting adjustment	-	-	(0.02)
Income from discontinued operations	-	.06	1.07
Gain on sale of discontinued segment	-	.70	-

	$ (1.12)	$ (0.35)	$ 0.12